OCI RESOURCES LP DECLARES QUARTERLY CASH DISTRIBUTION

ATLANTA, Georgia -- October 17, 2014 -- OCI Resources LP (the "Partnership") (NYSE: OCIR) announced today the approval of an increase of 5% in the distribution to be paid to unitholders and the approval of its quarterly distribution by the board of directors of its general partner. The minimum quarterly distribution of $0.525 for the third quarter of 2014 is payable on November 14, 2014, to unitholders of record on October 31, 2014.

Kirk Milling, CEO, commented "Since our IPO, we have continued investing in our Green River facility to improve efficiencies and overall output.  Now that we are realizing the benefits of these investments, we are in a position to increase our minimum quarterly distribution by 5% and still maintain consistency in our coverage ratio going forward."

ABOUT OCI RESOURCES LP
OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Partnership's filings with the SEC. The Partnership undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Qualified Notice
This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Finance and Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com